Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202549 and 333-210055 on Form S-8 of our report dated March 8, 2017, relating to the consolidated financial statements of MaxPoint Interactive, Inc. and subsidiary, appearing in this Annual Report on Form 10-K of MaxPoint Interactive, Inc. and subsidiary for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
March 8, 2017